EXHIBIT 21.1

Entity Name	Domestic Jurisdiction

American Carbon Corp	Indiana
Deane Mining, LLC	Delaware
Quest Processing LLC	Indiana
ERC Mining Indiana Corp	Indiana
McCoy Elkhorn Coal LLC d/b/a McCoy Elkhorn Coal	Indiana
Knott County Coal LLC	Indiana
Wyoming County Coal LLC	Indiana
Perry County Resources LLC	Indiana
American Rare Earth LLC	Indiana
American Metals LLC	Indiana
Advanced Carbon Materials LLC	Indiana
American Opportunity Ventures, LLC	Delaware
American Opportunity Ventures II, LLC	Delaware
Novusterra Inc	Florida